PRESS RELEASE
FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.	CONTACT:	Donna Granato
	950 Third Avenue, 5th Floor		VP, Finance & Corporate Development
	New York, NY 10022		646-429-1809
dgranato@mdc-partners.com

MDC PARTNERS INC. REPORTS PRELIMINARY RESULTS FOR THE
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009

NEW YORK, NY (October 19, 2009) – MDC Partners Inc. (“MDC Partners” or the “Company”) today announced its preliminary financial results for the three and nine months ended September 30, 2009, based on preliminary financial results and subject to the final closing of its books.

PRELIMINARY THIRD QUARTER RESULTS:
•	Revenues decreased to $134.6 million vs. $142.1 million in Q3 2008, a decrease of 5.3%
•	Organic revenues declined 4.4% in Q3 2009
•	MDC EBITDA increased to $17.7 million vs. $16.1 million in Q3 2008, an increase of 9.9%
•	Free Cash Flow increased to $13.8 million vs. $12.1 million in Q3 2008, an increase of 14.1%
•	EBITDA margin increased to 14.8% vs. 12.3% in Q3 2008, an increase of 250 basis points

PRELIMINARY YEAR-TO-DATE RESULTS:
•	Revenues decreased to $396.2 million vs. $439.9 million in the first nine months of 2008, a decrease of 9.9%
•	Organic revenues declined 7.9% in the first nine months of 2009
•	MDC EBITDA increased to $46.5 million vs. $43.9 million in the first nine months of 2008, an increase of 5.9%
•	Free Cash Flow increased to $34.5 million vs. $23.7 million in the first nine months of 2008, an increase of 45.6%
•	EBITDA margin increased to 12.6% vs. 11.5% in the first nine months of 2008, an increase of 110 basis points

The Company also reconfirmed its previously-issued financial guidance for 2009 of revenue equal to $545-$575 million, MDC EBITDA of $63-$65 million and Free Cash Flow of $37-$39 million.

Final Earnings Release and Conference Call

Management will issue its full earnings release for the period on Thursday, October 29, 2009 after the market close and will host a conference call on Friday, October 30, at 8:30 a.m. (EST) to discuss our final results.

About MDC Partners Inc.

MDC Partners is a progressive Marketing and Communications Network, championing the most innovative entrepreneurial talent. MDC Partners provides strategic solutions and services to multinational clients in North America, Europe and Latin America. Our philosophy emphasizes the utilization of Strategy and High Value Creativity to drive growth and measurable impact for our clients. “MDC Partners is The Place Where Great Talent Lives.” The company’s Class A shares are publicly traded on the NASDAQ under the symbol “MDCA” and on the Toronto Stock Exchange under the symbol “MDZ.A”.

Non-GAAP Financial Measures

In addition to its reported results, MDC Partners has included in this earnings release certain financial results that the Securities and Exchange Commission defines as "non-GAAP financial measures."  Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company's results. These non-GAAP financial measures relate to: (1) presenting MDC Partners’ share of EBITDA and EBITDA margin (as defined) for the three and nine months ended September 30, 2009 and 2008; (2) presenting Free Cash Flow (as defined) for the three and nine months ended September 30, 2009 and 2008; and (3) presenting organic revenues for the three and nine months ended September 30, 2009.  Included in this earnings release are tables reconciling MDC Partners’ reported results to arrive at these non-GAAP financial measures.

This press release contains forward-looking statements. The Company’s representatives may also make forward-looking statements orally from time to time. Statements in this press release that are not historical facts, including statements about the Company’s beliefs and expectations, preliminary financial results for the three and nine months ended September 30, 2009, recent business and economic trends, potential acquisitions, estimates of amounts for deferred acquisition consideration and “put” option rights, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events, if any.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such risk factors include, but are not limited to, the following:

•	risks associated with severe effects of national and regional economic downturn;

•	the Company’s ability to attract new clients and retain existing clients;

•	the financial success of the Company’s clients;

•	the Company’s ability to retain and attract key employees;

•
the Company’s ability to remain in compliance with its debt agreements and the Company’s ability to finance its contingent payment obligations when due and payable, including but not limited to those relating to “put” option right and deferred acquisition consideration;

•	the successful completion and integration of acquisitions which complement and expand the Company’s business capabilities; and

•	foreign currency fluctuations.

The Company’s business strategy includes ongoing efforts to engage in material acquisitions of ownership interests in entities in the marketing communications services industry.  The Company intends to finance these acquisitions by using available cash from operations and through incurrence of bridge or other debt financing, either of which may increase the Company’s leverage ratios, or by issuing equity, which may have a dilutive impact on existing shareholders proportionate ownership.  At any given time the Company may be engaged in a number of discussions that may result in one or more material acquisitions.  These opportunities require confidentiality and may involve negotiations that require quick responses by the Company.  Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of the Company’s securities.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail in the Annual Report on Form 10-K under the caption “Risk Factors” and in the Company’s other SEC filings.

The Company’s financial statements for the third fiscal quarter of 2009 are not finalized until they are filed in its Quarterly Report on Form 10-Q for the third fiscal quarter of 2009.  The Company is required to consider all available information through the finalization of its financial statements and the possible impact of such information on its financial condition and results of operations for the reporting period, including the impact of such information on the complex and subjective judgments and estimates the Company made in preparing certain of the preliminary information included in this Press Release.  Subsequent information or events may lead to material differences between the preliminary results of operations described in this Press Release and the results of operations that will be described in the Company’s subsequent earnings release and between such subsequent earnings release and the results of operations described in the Company’s Quarterly Report on Form 10-Q for the third fiscal quarter of 2009.  Those differences may be adverse.  Readers should consider this possibility in reviewing the earnings information in this Press Release.